Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Research Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457(o)	—	—	—	—	—
	Equity	Preferred Stock, par value $0.001 per share	457(o)	—	—	—	—	—
	Debt	Debt Securities	457(o)	—	—	—	—	—
	Other	Warrants	457(o)	—	—	—	—	—
	Other	Rights	457(o)	—	—	—	—	—
	Other	Units	457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	—	N/A*	$35,000,000	$0.00015310	$5,358.50 (3)
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$35,000,000	$0.00015310	$5,358.50
	Total Fees Previously Paid							—
	Total Fee Offsets							$5,358.50 (3)
	Net Fee Due							$ —

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, such indeterminate number of rights to purchase common stock or preferred stock, and such indeterminate number of units as may be sold by the Registrant from time to time, which together shall have an aggregate initial offering price not to exceed $35,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $35,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per class of security will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)	Represents the total of the fee offsets claimed pursuant to Rule 457(p) under the Securities Act for the portion of registration fee previously paid with respect to the unsold securities of the Registrant, as set forth in Table 2.

*	The proposed maximum offering price per unit is not applicable in that these securities are not issued in predetermined amounts or units.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Research Solutions, Inc.	S-3	333-276240 (1)	December 22, 2023	—	$5,358.50	Unallocated (Universal Shelf)	—	(1)	$35,000,000 (1)	—
Fees Offset Sources	Research Solutions, Inc.	S-3 (1)	333-276240 (1)	—	December 31, 2024 (1)	—	—	—	—	—	$5,358.50

(1)	A registration fee of $5,358.50 (the “Offset Fee Amount”) was originally paid in connection with the filing of a pre-effective amendment (Form S-3/A) (the “Original Offset Filing”) to the Registrant’s registration statement on Form S-3 (File No. 333-276240) which was declared effective by the SEC on January 2, 2024 (the “Original S-3”). The Registrant withdrew the Original Offset Filing on January 17, 2025. The Offset Fee Amount was then applied as a fee offset in connection with the Registrant's January 17, 2025 filing of a post-effective amendment (Form POS AM) to the Original S-3 (the “Subsequent Offset Filing”), which Subsequent Offset Filing was subsequently withdrawn on February 11, 2025. All of the securities intended to be offered under the Original Offset Filing and the Subsequent Offset Filing remain unsold. Pursuant to Rule 457(p) under the Securities Act, the Offset Fee Amount paid in connection with the Original Offset Filing and subsequently applied to the Subsequent Offset Filing will be used to offset against the amount of the registration fee due for this registration statement. Accordingly, no registration fee is being paid with this registration statement.